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                                                                     EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               QLOGIC CORPORATION
                             A DELAWARE CORPORATION


        (Pursuant to Section 242 of the Delaware General Corporation Law)


QLOGIC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,


DOES HEREBY CERTIFY:


FIRST: That at a meeting of the Board of Directors of QLogic Corporation, resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:



         RESOLVED, that, effective as of February 15, 1999, the second and third sentences of the first paragraph of ARTICLE IV: "Authorized Capital Stock," of the corporation's Certificate of Incorporation be amended and restated in their entirety as follows:

                           "The amount of total authorized capital stock of the
                  corporation is 51,000,000 shares, divided into 50,000,000 shares of Common Stock, par value $0.05 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share. Upon the effectiveness of this Certificate of Amendment of Certificate of Incorporation, each issued and outstanding share of the



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                  corporation's Common Stock, par value $0.10 per share, shall automatically and without any action on the part of the holder thereof be reclassified as and changed into two shares of the corporation's Common Stock, par value $0.05 per share."


         RESOLVED FURTHER, that the foregoing amendment of the Certificate of Incorporation shall in no way modify, amend or supersede the corporation's Certificate of Designation filed in the office of the Secretary of State of Delaware on June 14, 1996, which is hereby affirmed.

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation, as required by statute and by the Certificate of Incorporation, gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law, and written notice thereof was provided to stockholders who did not so consent.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, QLogic Corporation has caused this Certificate of Amendment to be signed by its duly authorized Chief Executive Officer, H.K. Desai, and attested by its duly authorized Secretary, Michael R.
Manning, this 5 day of February, 1999.


                                               QLOGIC CORPORATION,
                                               a Delaware corporation



                                               By: /s/ H.K. Desai
                                                   -----------------------------
                                                   H.K. Desai,
                                                   Chief Executive Officer

ATTEST:


/s/ Michael R. Manning
--------------------------------
Michael R. Manning,
Secretary



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